Exhibit 23.4

April 23, 2009

General Motors Corporation

300 Renaissance Center

Detroit, MI 48265

Re: Consent of Hamilton, Rabinovitz & Associates, Inc.

Ladies and Gentlemen:

Hamilton, Rabinovitz & Associates, Inc., an independent firm expert in asbestos valuation, hereby consents to the incorporation by reference in the Form S-4 Registration Statement Under the Securities Act of 1933 listed in the table below of General Motors Corporation (the “Corporation”) of the use of and references to (i) its name and (ii) its review of and reports concerning the Corporation’s liability exposure for pending and estimatable unasserted asbestos-related claims to be filed with the Securities and Exchange Commission on or about April 27, 2009.

Form	Registration Statement No.	Description
S-4		General Motors Corporation Proposed Bond Exchange

Sincerely,

/s/ Dr. Francine F. Rabinovitz

Dr. Francine F. Rabinovitz, President

Hamilton, Rabinovitz & Associates, Inc.